Exhibit 99.1

Aspen Technology Announces Financial Results for First-Quarter Fiscal Year 2007

CAMBRIDGE, Mass. — November 7, 2006 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced its financial results for its fiscal 2007 first quarter, ended September 30, 2006.

For the quarter ended September 30, 2006, AspenTech reported total revenue of $64.2 million, an increase of 7% from the first quarter of the prior year.  Top line results were driven by license revenue of $28.1 million, an increase of 17% from the prior year period.  Services revenue was $36.1 million, an increase of 1% from the prior year period.

Mark Fusco, President and CEO of AspenTech, stated, “In the September quarter, total revenue was slightly lower than we expected, offset by continued success in effectively managing our expenses.  The first quarter is typically seasonally challenging, and as we have stated in the past, our quarterly results can be impacted by the timing of closing large deals.”  Fusco added, “We were pleased that we were able to file our 10-K and bring our stock option review and restatement to a timely completion.  With this now behind us, the management team can focus on growing the business.  We remain optimistic about our outlook for the second quarter and full fiscal year 2007 as a result of the strength of our end user markets, leading market share position, growing acceptance of aspenONE solutions, and large customer base that is predominantly on recurring, term-based contracts.”

For the quarter ended September 30, 2006, AspenTech’s loss from operations, determined in accordance with generally accepted accounting principles (GAAP), was $6.4 million. GAAP operating expenses in the first quarter of fiscal 2007 included $3.1 million of non-cash stock-based compensation, $1.2 million in professional fees associated with the completion of the stock option review, $1.5 million of non-cash amortization of intangibles associated with previous acquisitions, $5.8 million in a loss on sales of assets and $1.4 million in restructuring charges due to the company’s continued office consolidations - the combination of which reduced the company’s GAAP operating margin by approximately twenty percentage points.

For the quarter ended September 30, 2005, the company reported a GAAP loss from operations of $4.6 million. Operating expenses in the first quarter of fiscal 2006 included $1.6 million of non-cash stock-based compensation, $1.8 million of non-cash amortization of intangibles associated with previous acquisitions, $1.9 million of provisions for the settlement of litigation, and $2.3 million of restructuring charges and loss on sales and disposals of assets.

Loss applicable to common shareholders was $10.6 million in the first quarter of fiscal 2007, compared to a loss of $8.4 million in the same period last year. Loss applicable to common shareholders included the impact of $3.7 million of accretion of preferred stock dividend and discount in the first quarter of fiscal 2007, and $3.8 million in the prior year period.

Loss per share applicable to common shareholders was $0.20 for the quarter ended September 30, 2006, compared to a loss per share applicable to common shareholders of $0.19 in the same period last year.  Of note, the above mentioned combination of stock-based compensation, professional fees associated with the completion of our stock option review, amortization of intangibles associated with previous acquisitions, provisions for the settlement of litigation, loss on sales of assets and restructuring charges, and accretion of preferred stock dividends and discount had a net, negative impact of $0.27 per share in the quarter ended September 30, 2006 and $0.22 per share in the year ago period.

AspenTech had cash and cash equivalents of $88.9 million at September 30, 2006, compared to $86.3 million at the end of the prior quarter, and remains essentially debt-free. The increase in cash was driven by positive cash flow from operations during the quarter.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, November 7, 2006, at 4:45 pm (EST) to discuss the Company’s financial results, business outlook, and related corporate and financial matters. The live dial-in number is 1-877-239-3024, conference ID code 9079537. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at 1-800-642-1687 or 1-706-645-9291, conference ID code 9079537, through November 14, 2006.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations. The new generation of integrated aspenONE solutions is aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain. Over 1,500 leading companies already rely on AspenTech’s software, including Bayer, BASF, BP, Chevron Corporation, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Sanofi-Aventis, Shell and Total. For more information, visit www.aspentech.com.

AspenTech, aspenONE and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

— tables follow —

Contacts

Media:
Aspen Technology, Inc.
Patrick Pecorelli, 617-949-1220
patrick.pecorelli@aspentech.com
or
Investors:
Integrated Corporate Relations
Kori Doherty, 617-956-6730
kdoherty@icrinc.com

ASPEN TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	September 30,	September 30,
	2006	2005
	(Unaudited)
REVENUES:
Software licenses	$28,076	$24,037
Service and other	36,128	35,736
Total revenues	64,204	59,773

COST OF REVENUES:
Cost of software licenses	3,149	3,875
Cost of service and other	17,679	17,299
Amortization of technology related intangible assets	1,472	1,782
Total cost of revenues	22,300	22,956

Gross profit	41,904	36,817

OPERATING COSTS:
Selling and marketing	21,618	18,675
Research and development	8,673	10,148
General and administrative	10,711	10,321
Restructuring charges	1,446	2,199
Loss on sales and disposals of assets	5,839	61
Total operating costs	48,287	41,404

Income (loss) from operations	(6,383)	(4,587)

Other income (expense), net	(415)	(204)
Interest income, net	947	816

Income (loss) before income tax provision	(5,851)	(3,975)

Income tax provision	(1,015)	(650)

Net income (loss)	(6,866)	(4,625)

Accretion of preferred stock discount and dividend	(3,736)	(3,778)

Income (loss) applicable to common shareholders	$(10,602)	$(8,403)

EARNINGS PER SHARE:
Income (loss) per share applicable to common shareholders - Basic and Diluted	$(0.20)	$(0.19)

Weighted average shares outstanding - Basic and Diluted	52,801	43,237

Supplemental information -

	Three Months Ended
	September 30,	September 30,
	2006	2005
	(Unaudited)

Stock-based compensation costs included in the Statements of Operations

Cost of service and other	$508	$285
Selling and marketing	1,029	448
Research and development	382	188
General and administrative	1,177	671

Total stock-based compensation	$3,096	$1,592

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	June 30,
	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,866	$86,272
Accounts receivable, net	50,576	55,654
Unbilled services	8,544	8,518
Current portion of long-term installments receivable, net	5,699	12,123
Prepaid expenses and other current assets	8,439	8,813

Total current assets	162,124	171,380

Long-term installments receivable, net	10,447	35,681
Retained interest in sold receivables	28,202	19,010
Equipment and leasehold improvements, net	8,093	8,351
Computer software development costs, net	16,242	15,456
Intangible assets, net	18,559	20,048
Purchased intellectual property, net	24	165
Deferred tax asset	1,595	1,595
Other assets	2,466	2,552

Total assets	$247,752	$274,238

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$249	$247
Accounts payable and accrued expenses	70,212	81,646
Deferred revenue	52,824	64,238
Total current liabilities	123,285	146,131

Long-term debt, less current maturities	97	149
Deferred revenue, less current portion	2,851	2,609
Deferred tax liability	1,309	1,309
Other liabilities	19,080	20,446

Redeemable preferred stock	129,211	125,475

Total stockholders’ equity (deficit)	(28,081)	(21,881)

Total liabilities and stockholders’ equity (deficit)	$247,752	$274,238